EXHIBIT 4.10

     STOCK OPTION AGREEMENT

     This Stock Option Agreement (the "Agreement) is entered into this 5th day of October 2001, by and between PayStar Corporation, a Nevada corporation (the
"Corporation") and Fun e-Business.com, Inc., a Delaware corporation (the
"Optionee").  The effective date of this Agreement shall be June 30, 2001.

     RECITALS

     A.     The Corporation and the Optionee have entered into an Agreement for Purchase and Sale of Certain Assets dated May 16, 2001, (the "Asset
Purchase Agreement"), the closing of which occurred on October 5, 2001, the effective date of which was June 30, 2001.

     B.     In partial consideration for the sale of the Assets by the
Optionee to the Corporation, the Asset Purchase Agreement provides that the
Corporation shall grant to the Optionee options to purchase 1,150,000 shares of common stock of the Corporation as set forth in this Agreement.

     C.     All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

          NOW, THEREFORE, it is hereby agreed as follows:

     1.     Grant of Option.  The Corporation hereby grants to Optionee, as of the date of the effective date of this Agreement (the "Grant Date"), an option to purchase up to 1,150,000 shares at the exercise price of $1.08 per share
(the "Exercise Price").  This option shall be evidenced by one or more Option
Certificates in the form set forth in Exhibit "A" hereto, and incorporated herein by this reference, all of which in the aggregate shall not exceed the total number of Option Shares.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise
Price.

     2.     Option Term.  This option shall have a term commencing on the
Grant Date and shall accordingly expire at the close of business on December
31, 2004 (the "Expiration Date"), unless sooner terminated in accordance with
Paragraph 5 or 6.

     3.     Limited Transferability.  This option shall be assignable or transferable, in whole or in part, during its term to no other person other than to the shareholders of the Optionee or other than by will or by the laws of descent and distribution following the death of any such assignee.

     4.     Dates of Exercise.  This option shall become exercisable for the
Option Shares beginning January 1, 2003, provided that this option is not terminated prior to such date as set forth in Paragraph 5 or 6.  Thereafter the option shall remain exercisable until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

     5.     Rescission of Asset Purchase Agreement.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding)
prior to the Expiration Date immediately upon the rescission of the Asset
Purchase Agreement as provided in Section 10.5 thereof.

     6.     Corporate Transaction

          (a)     Immediately following a Corporate Transaction (as defined in the appendix to this Agreement), this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

          (b)     If this option is assumed in connection with a Corporate
Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such
Corporate Transaction had the option been exercised immediately prior to such
Corporate Transaction, and appropriate adjustments shall also be made to (i)
the number and class of securities available for issuance under this Agreement following the consummation of such Corporate Transaction and (ii) the Exercise
Price, provided, the aggregate Exercise Price shall remain the same.

          (d)     This Agreement shall not in any way affect the right of the
Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     7.     Adjustment in Option Shares.  Should any change be made to the
Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

     8.     Shareholder Rights.  The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

     9.     Manner of Exercising Option.

          (a)     In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable,
Optionee (or any other person or persons exercising the option) must take the following actions:

               (i)     Execute and deliver to the Corporation a Purchase
Agreement for the Option Shares for which the option is exercised in the form of Exhibit "B" attached hereto and incorporated herein by this reference.

               (ii)     Pay the aggregate Exercise Price for the purchased
shares in one or more of the following forms:

                    (A)     cash or check made payable to the Corporation; or

                    (B)     a promissory note payable to the Corporation, but
only to the extent authorized by the Plan Administrator in accordance with
Paragraph 13; or

                    (C)     in shares of Common Stock held by Optionee (or any
other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date.

     Payment of the Exercise Price must accompany the Purchase Agreement delivered to the Corporation in connection with the option exercise.

               (iii)     Furnish to the Corporation appropriate documentation
that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

               (iv)     Execute and deliver to the Corporation such written
representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and state securities laws.

               (v)     Make appropriate arrangements with the Corporation for
the satisfaction of all federal, state and local income and employment tax withholding requirements applicable to the option exercise.

          (b)     As soon as practical after the Exercise Date, the
Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

          (c)     In no event may this option be exercised for any fractional shares.

     10.     Compliance with Laws and Regulations.

          (a)     The exercise of this option and the issuance of the Option
Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange (or the NASDAQ National
Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

          (b)     The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

     11.     Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

     12.     Notices.  Any notice required to be given or delivered to the
Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at 1370 W San Marcos Boulevard, Suite 100, San Marcos,
CA 92069.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

     13.     Financing.  The Corporation may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse, interest-bearing promissory note secured by those Option Shares.  The payment schedule in effect for any such promissory note shall be established by the Corporation in its sole discretion.

     14.     Construction.  All decisions of the Corporation with respect to any question or issue arising under this Agreement shall be conclusive and binding on all persons having an interest in this option.

     15.     Default Costs.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

     16.     Waiver and Amendment.  Neither this Agreement nor any provision hereof may be changed, waived, terminated or discharged orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.

     17.     Counterparts; Facsimile Execution.  This Agreement may be
executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.
Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     18.     Headings.  The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

PayStar Corporation

By /s/ William D. Yotty
       William D. Yotty, CEO

Fun e-Business.com, Inc.

By /s/ Edward Bevilacqua
       Edward Bevilacqua, President

     APPENDIX
The following definitions shall be in effect under the Agreement:

1.     Agreement shall mean this Stock Option Agreement.

2.     Common Stock shall mean the Corporation's common stock.

3.     Corporate Transaction shall mean either of the following shareholder approved transactions to which the Corporation is a party:

(a)     a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(b)     the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the
Corporation.

4.     Corporation shall mean PayStar Corporation, a Nevada corporation, formerly known as PayStar Communications Corporation, and any successor corporation to all or substantially all of the assets or voting stock of
PayStar Corporation which shall by appropriate action adopt the Plan.

5.     Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

6.     Exercise Price shall mean the exercise price payable per Option Share as specified in Paragraph 1 of the Agreement.

7.     Expiration Date shall mean the date on which the option expires as specified in Paragraph 2.

8.     Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(a)    If the Common Stock is at the time traded on the NASDAQ National
Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the NASDAQ National Market
or any successor system.  If there is no closing selling price for the Common
Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(b)     If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common
Stock on the date in question on the Stock Exchange determined by the Plan
Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(c)     If the Common Stock is at the time neither listed on any Stock
Exchange nor traded on the NASDAQ National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

9.     Grant Date shall mean the date of grant of the option as specified in
Paragraph 1.

10.     Option Certificate shall mean the certificate evidencing the options granted pursuant to the Agreement as set forth in Exhibit "A" to the Agreement.

11.     Option Shares shall mean the number of shares of Common Stock subject to the option.

12.     Optionee shall mean Fun e-Business.com, Inc. or any of the shareholders of such entity to whom all or part of the option granted in the
Agreement is assigned.

13.     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

14.     Purchase Agreement shall mean the stock purchase agreement in substantially the form of Exhibit "B" to the Agreement.

15.     Stock Exchange shall mean the American Stock Exchange or the New York
Stock Exchange.

ASSIGNMENT FORM
(To be executed by the registered Holder to effect a Transfer of the Within Options)

For Value Received
hereby sells, assigns, and transfer unto

(Please print or typewrite name and address, including postal zip code of assignee)

this Options and the rights represented thereby to purchase Common Stock in accordance with the terms and conditions thereof, and does hereby irrevocable constitute and appoint attorney to transfer this Option on the books of the
Company with full power of substitution.

Date:
Signed